EXHIBIT 10.146

                ANNUAL EXECUTIVE INDIVIDUAL PERFORMANCE PLAN

          The Annual Executive Individual Performance Plan provides for discretionary bonuses to executive officers (other than the Chairman, Vice Chairman and President) based on their individual contribution to the attainment of the Company's performance objectives. Such payments will be determined by the Compensation Committee of the Board of Directors (the "Committee") upon the recommendation of the Chairman and President. The amount available for payments under the Plan will be equal to the sum of the target bonuses for each Participant determined pursuant to the Corporate Executive Bonus Plan, multiplied by a percentage determined pursuant to a Corporate Performance Funding Matrix to be determined by the Committee, less all payments made under the Corporate Executive Bonus Plan for such year (other than payments made to the President and the Vice Chairman).

          The Committee has the discretion to pay out less than the total amount funded under the Plan, and, in determining corporate performance for purposes of applying the Funding Matrix, has the discretion to exclude items of income and expense that the Committee determines, in its discretion, to be extraordinary (such as the impact of mergers and acquisitions during the year and other one-time nonoperating items).

          Amounts payable pursuant to the Plan are generally paid in the year following the year in which they are earned; however, a recipient who is eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may defer payments pursuant to the terms of that plan. The Plan is administered by the Committee, which makes all decisions regarding the operation of the Plan and payments thereunder. The Committee may amend or terminate the Plan at any time and for any reason without stockholder approval.